Exhibit 5.1

THE SOURLIS LAW FIRM Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	The Courts of Red Bank
Philip Magri, Esq.+	130 Maple Avenue, Unit 9B2
Joseph M. Patricola, Esq.*+#	Red Bank, New Jersey 07701
(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
Virginia@SourlisLaw.com
* Licensed in NJ
+ Licensed in NY
# Licensed in DC

April 24, 2012

Board of Directors
GlyEco, Inc.
4802 East Ray Road, Suite 23-196
Phoenix AZ, 85044

Re:          GlyEco, Inc.
2012 Equity Incentive Plan
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for GlyEco, Inc., Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 3,500,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, subject to adjustment, to be issued pursuant to the “GlyEco, Inc. 2012 Equity Incentive Plan” (hereinafter referred to as the “2012 Plan”). This legal opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8 promulgated by the United States Securities and Exchange Commission.

We are familiar with the proceedings to date with respect to the proposed 2012 Plan and the issuance of Common Stock pursuant thereto, and have examined such records, documents and matters of law and satisfied our requirements as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Registrant and other sources believed by me to be responsible.

On the basis of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and existing under the laws of the state of Nevada.

2.
The 2012 Plan has been duly and validly authorized and adopted, and the shares of Common Stock of the Registrant that may be issued and sold from time to time in accordance with the 2012 Plan have been duly authorized for issuance and will, when issued in accordance with the 2012 Plan, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Nevada, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction or to the application of the state securities or blue-sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under Item 5 of Part II of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ The Sourlis Law Firm